Exhibit 10.3

Execution Version

SERVICES AGREEMENT

(Contango Assets)

by and between

HOLLYFRONTIER REFINING & MARKETING LLC

and

HOLLY ENERGY PARTNERS-OPERATING, L.P.

Effective as of January 1, 2021

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TABLE OF CONTENTS

(continued)

		Page

ARTICLE 11 GUARANTEE BY THE PARTNERSHIP		9
11.1	Payment and Performance Guaranty	9
11.2	Guaranty Absolute	9
11.3	Waiver	10
11.4	Subrogation Waiver	10
11.5	Reinstatement	10
11.6	Continuing Guaranty	10
11.7	No Duty to Pursue Others	10

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SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of February 8, 2021 and effective as of the Effective Time (as defined below) by and between HOLLYFRONTIER REFINING & MARKETING LLC (“HFRM”) and HOLLY ENERGY PARTNERS - OPERATING, L.P. (“HEP Operating”). Each of HFRM and HEP Operating are collectively referred to herein as the “Parties.”

RECITALS:

A. HFRM purchases, distributes and sells Crude Oil (as defined herein) and refined petroleum products.

B. HEP Operating operates the Cheyenne Assets (as defined herein).

C. The Cheyenne Assets are owned by an Affiliate (as defined herein) of HEP Operating.

C. HEP Operating desires to provide certain transportation, storage and loading services with respect to the Cheyenne Assets to HFRM.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Exhibit A.

1.2 Interpretation. Matters relating to the interpretation of this Agreement are set forth on Exhibit B.

ARTICLE 2

AGREEMENT TO USE SERVICES

2.1 Intent. The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth fees to HEP Operating to be paid by HFRM, and requires HEP Operating to provide certain transportation, storage and loading services to HFRM. The principal objective of HEP Operating is for HFRM to satisfy its obligations with respect to the Service Fees. The principal objective of HFRM is for HEP Operating to provide services to HFRM in a manner that enables HFRM to transport, store and/or load Crude Oil on, in or at the Cheyenne Assets, in each case, as provided in this Agreement. It is the Parties’ further intent that the terms and provisions of this Agreement shall be effective and govern from and after the Effective Time.

2.2 Initial Construction and Modifications. HEP Operating shall, or shall cause its Affiliate to, undertake and complete all modifications and construction necessary, as determined by HEP Operating, to make the Crude Oil Receiving Pipeline bidirectional, including any associated modifications to the Tanks (the “Modifications”). HFRM shall promptly reimburse HEP Operating for 50% of all costs, liabilities and expenses incurred by HEP Operating or its Affiliate in connection with the Modifications as such costs, liabilities or expenses are incurred, provided, that if HEP Operating or its Affiliate should fail to complete the Modifications or if the Commencement Date does not occur for a reason that is solely within or solely under the control of HEP Operating or its Affiliate, HEP Operating shall bear all costs, liabilities and expenses with respect to the incomplete Modifications; and provided, further, that if HEP Operating or its Affiliate should fail to complete the Modifications or if the Commencement Date does not occur for any other reason, HFRM shall reimburse HEP Operating or its Affiliate for all costs, liabilities and expenses incurred by HEP Operating or its Affiliate with respect to the incomplete Modifications. If the Commencement Date does not occur for any reason, HFRM shall have the right to terminate this Agreement by providing written notice to HEP Operating; provided, however, that such termination shall not relieve (a) HFRM of any reimbursement obligation to the extent reimbursement is owed to HEP Operating pursuant to this Section 2.2 and has accrued prior to such termination or (b) any Party’s obligations under ARTICLE 8.

2.3 Obligations of HEP Operating. During the Term and subject to the terms and conditions of this Agreement, HEP Operating agrees to:

(a) own or lease, operate and maintain (directly or through a Subsidiary) the Cheyenne Assets and all related assets necessary to handle the Crude Oil from HFRM;

(b) make available for HFRM’s exclusive use the capacity of the Cheyenne Assets;

(c) provide the services required under this Agreement, including those specified on Exhibit C;

(d) perform all operations relating to the Cheyenne Assets, including tank gauging, tank maintenance, loading trucks, interaction with third party pipelines and customer interface for access agreements (as applicable) and performance of all operations and maintenance for the Cheyenne Assets;

(e) maintain adequate property and liability insurance covering the Cheyenne Assets and any related assets owned by HEP Operating or its affiliates and necessary for the operation of the Cheyenne Assets; and

(f) at the request of HFRM, use commercially reasonable efforts to transport, store and/or load on the Cheyenne Assets for HFRM during the Term the quantity of Crude Oil that HFRM designates from time to time, subject to the capacity limitations of the Cheyenne Tanks.

2.4 Service Fees. During the Term and subject to the terms and conditions of this Agreement, HFRM agrees as follows:

(a) Service Fees. For each Contract Quarter, HFRM shall pay, for all services provided hereunder, an amount equal to (i) a base service fee equal to $8,125 (the “Base Service Fee”), and (ii) an Additional Service Fee (as defined below, and together with the Base Service Fee, the “Service Fees”).

(b) Additional Service Fee. For purposes of this Agreement:

“Additional Service Fee” means, for any Contract Quarter, an amount equal to 50% of the HFRM Gross Profit for such Contract Quarter;

“HFRM Gross Profit” means, for any Contract Quarter, an amount equal to the difference between: (a) the aggregate actual sales price realized by HFRM in respect of the Contango Barrels for such Contract Quarter and (b) the aggregate costs, expenses and fees (including brokerage fees) of HFRM in respect of the Contango Barrels for such Contract Quarter, after giving effect to any hedging arrangements of HFRM; provided, however, that, in calculating HFRM Gross Profit, amounts payable to HEP Operating under this Agreement shall not be included in this clause (b); and

“Contango Barrels” means, for any Contract Quarter, all Barrels of Crude Oil removed from the Cheyenne Assets and sold to third parties by HFRM during such Contract Quarter.

(c) Additional Service Fee Notice. As soon as practicable following the end of each Contract Quarter, HFRM shall deliver to HEP Operating a written notice (the “Additional Service Fee Notice”) specifying (i) the number of Contango Barrels for such Contract Quarter, (ii) the HFRM Gross Profit for such Contract Quarter and (iii) the Additional Service Fee due from HFRM to HEP Operating for such Contract Quarter. If HEP Operating disagrees with the Additional Service Fee Notice, it shall provide written notice to HFRM within five (5) Business Days of HEP Operating’s receipt of the Additional Service Fee Notice (an “Objection Notice”). The Objection Notice shall specify in reasonable detail, to the extent then available to HEP Operating, the nature of any disputed amounts in the Additional Service Fee Notice. HFRM and HEP Operating shall, within five (5) days following HEP Operating’s delivery of the Objection Notice, submit any and all matters which remain in dispute and which were timely submitted to dispute resolution in accordance with the Omnibus Agreement. In connection with and during the pendency of the dispute resolution process, HEP Operating shall have access to the working papers of HFRM relating to the Additional Service Fee Notice and HFRM’s personnel having responsibility for HFRM’s sales of Contango Barrels.

(d) Payment. HFRM shall, within five (5) days of the end of each Contract Quarter, pay to HEP Operating the Base Service Fee for such preceding Contract Quarter by electronic payment of immediately available funds. HEP Operating shall, within five (5) days of the final determination of the Additional Service Fee pursuant to Section 2.4(c), invoice HFRM for Additional Service Fee due for the preceding Contract Quarter. With respect to the Additional Service Fee, HFRM will make payments to HEP Operating by electronic payment of immediately available funds within thirty (30) days of receipt of the invoice. Payments not timely received by HEP Operating will accrue interest at the Prime Rate from the applicable payment date until paid.

2.5 Adjustments to the Service Fees.

(a) Adjustment of Base Service Fee. Commencing July 1, 2022, the Base Service Fee shall be adjusted on July 1 of each calendar year by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUFD49207 as of June 1, 2016 – located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2014 change is: [PPI (2013) – PPI (2012)] / PPI (2012) or (197.3 – 193.3) / 193.3 or .021 or 2.1%. If the PPI index change is negative in a given year then there will be no change in the Base Service Fee. Notwithstanding the foregoing, in no event will the PPI adjustment exceed 3% in any given year, and any PPI adjustment greater than 3% shall be rounded down to 3%. If the PPI index is no longer published, the Parties shall negotiate in good faith to agree on a new index that gives comparable protection against inflation or deflation, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the service fees. If the Parties are unable to agree, a new index will be determined in accordance with the dispute resolution provisions set forth in the Omnibus Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the service fees.

(b) Reduction for Non-Force Majeure Operational Difficulties. If HFRM is unable to transport, store and/or load on, in or at any of the Cheyenne Assets its requested volumes of Crude Oil as a result of HEP Operating’s operational difficulties, prorationing, or the inability to provide sufficient capacity for HFRM’s requested volumes, then the Base Service Fee applicable to the Contract Quarter during which HFRM is unable to transport, store and/or load such volumes of Crude Oil will be reduced by an amount equal to: (i) (A) the number of days in the Contract Quarter that HFRM was unable to transport, store and/or load on, in or at the Cheyenne Assets, as a result of HEP Operating’s operational difficulties, prorationing or inability to provide sufficient capacity on the Cheyenne Assets, divided by (B) the number of days in such Contract Quarter, multiplied by (ii) the Base Service Fee. This Section 2.5(b) shall not apply in the event HEP Operating gives notice of a Force Majeure, which is addressed in ARTICLE 4.

(c) Increases in Fees. If new Applicable Laws are enacted that require HEP Operating to make capital expenditures with respect to the Cheyenne Assets, HEP Operating may not amend the Base Service Fee or impose any additional fees or surcharges until HEP Operating has made capital expenditures of $1,000,000 in the aggregate with respect to the Cheyenne Assets in order to comply with new Applicable Laws. Thereafter, HEP Operating may impose a monthly surcharge in order to recover HEP Operating’s cost of complying with such new Applicable Laws (as determined in good faith and including a reasonable return). HFRM and HEP Operating shall use their reasonable commercial efforts to comply with such new Applicable Laws, and shall negotiate in good faith to mitigate the impact of such new Applicable Laws and to determine the amount of the monthly surcharge, if any. If HFRM and HEP Operating are unable to agree on the amount of the monthly surcharge, such dispute will be resolved in the manner provided for in the Omnibus Agreement.

2.6 Measurement of Shipped Volumes. Crude Oil volumes received at the Cheyenne Refinery shall be determined by the total shipments received by pipeline, truck or rail. Crude Oil volumes transported from the Cheyenne Refinery shall be determined by the total shipments from the Cheyenne Refinery by pipeline, truck or rail.

2.7 Volumetric Gains and Losses; Line Fill. HFRM shall, during the Term, (i) absorb all volumetric gains in the Cheyenne Assets, and (ii) be responsible for all volumetric losses in the Cheyenne Assets up to a maximum of 0.5%. HEP Operating shall, during the Term, be responsible for all volumetric losses in excess of 0.5% in the Cheyenne Assets. Gains and losses will be calculated for each Contract Quarter and offset against each other.

2.8 [Intentionally Omitted].

2.9 Change in Product Service or Origination and Destination of the Crude Oil Receiving Pipeline. Without HFRM’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), HEP Operating shall not (i) change, alter or modify the product service of the Crude Oil Receiving Pipeline; or (ii) change, alter or modify the origination or destination of the Crude Oil Receiving Pipeline; provided, however, that HEP Operating may take any necessary emergency action to prevent or remedy a release of Crude Oil from the Crude Oil Receiving Pipeline without obtaining the consent required by this Section 2.9. HEP Operating shall not acquire any right, title or interest in the Crude Oil, and all title to and ownership of the Crude Oil while the same is in the possession of HEP Operating shall be and shall remain exclusively in HFRM. HEP Operating shall not represent itself to any third party as the owner of any of the Crude Oil and shall hold the same in trust for HFRM. HFRM shall advise HEP Operating in writing of any change in Crude Oil ownership while in the Cheyenne Assets. If any of HFRM’s Crude Oil is sold, exchanged, or otherwise changes ownership while in the Cheyenne Assets, HFRM shall nonetheless be responsible for the terms and conditions of this Agreement the same as if the Crude Oil had been owned by HFRM.

2.10 Notification of Utilization.

(a) HFRM shall provide HEP Operating with periodic forecasts of its scheduled deliveries to and from the Cheyenne Assets and shall update those forecasts with sufficient frequency to ensure efficient operations at the Cheyenne Assets; provided, that HEP Operating shall have no obligation to transport Crude Oil on less than two (2) Business Days’ notice.

(b) Upon request by HEP Operating, HFRM will provide to HEP Operating written notification of HFRM’s reasonable good faith estimate of its anticipated future utilization of the Cheyenne Assets as soon as reasonably practicable after receiving such request.

2.11 Scheduling and Accepting Movement. HEP Operating will use commercially reasonable efforts to schedule and accept movements of Crude Oil as requested by HFRM, even if such requests do not conform to HFRM’s forecasts pursuant to Section 2.10.

2.12 Taxes. HFRM will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil handled by HFRM for transportation, storage and/or loading by HEP Operating. Should either Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2.12 the proper Party shall promptly reimburse the other Party therefor.

2.13 Removal of Tank from Service. The Parties agree that if a tank included in the Cheyenne Assets is removed from service, then HEP Operating will not be required to utilize, operate or maintain such tank or provide the services required under this Agreement with respect to such tank, provided, however, that if tanks representing more than 50% of the available capacity are removed from service, the Base Service Fee shall be reduced on a pro rata basis by the value of the capacity of the applicable tank removed from service. The Parties acknowledge that provisions relating to the inspection, repair and maintenance of tanks included in the Cheyenne Assets are set forth in the Master Lease and Access Agreement, and such provisions are in addition to, and not in substitution of, the terms set forth in this Section 2.13.

2.14 No Guaranteed Minimum. Notwithstanding anything to the contrary set forth in this Agreement, there is no requirement that HFRM deliver any minimum quantity of Crude Oil for transport, storage, handling or loading on, over or in the Cheyenne Assets. For the avoidance of doubt, HFRM shall have no obligation to pay an Additional Service Fee in any Contract Quarter in which it did not generate HFRM Gross Profit.

ARTICLE 3

AGREEMENT TO REMAIN SHIPPER

With respect to any Crude Oil that is transported, stored, handled or loaded in connection with any of the Cheyenne Assets by HFRM, HFRM agrees that it will continue acting in the capacity of the shipper of any such Crude Oil for its own account at all times that such Crude Oil is being transported, stored, handled or loaded in the Cheyenne Assets.

ARTICLE 4

FORCE MAJEURE

The rights and obligations of the Parties upon the occurrence of an event of Force Majeure will be determined in the manner set forth in the Omnibus Agreement; provided that (a) any suspension of the obligations of the Parties under this Agreement as a result of an event of Force Majeure shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice, (b) HFRM will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event, and (c) if a Force Majeure event prevents either Party from performing substantially all of their respective obligations under this Agreement relating to a group of Cheyenne Assets for a period of more than one (1) year, this Agreement may be terminated as to such Cheyenne Assets (but not as to unaffected Cheyenne Assets) by either Party providing written notice thereof to the other Party.

ARTICLE 5

EFFECTIVENESS AND TERM

This Agreement shall be in full force and effect as of the Effective Time and shall continue until terminated as provided in this Agreement or expiration of the Term. Subject to Section 2.2, the initial term shall begin on the Commencement Date and continue for a period of five (5) years following the Commencement Date (the “Initial Term”). HFRM shall have the right to renew this Agreement for up to two (2) additional five (5) year terms (each, a “Successor Term”, and any Successor Terms, together with the Initial Term, the “Term”). If HFRM desires to extend this Agreement pursuant to this ARTICLE 5 it shall provide prior written notice (which notice shall be irrevocable) to HEP Operating of its desire to so extend this Agreement not more than twenty-four (24) months and not less than twelve (12) months prior to the date of termination of the Initial Term or first Successor Term (as applicable).

ARTICLE 6

NOTICES

Any notice or other communication given under this Agreement shall be in writing and shall be provided in the manner specified for notices delivered pursuant to the Omnibus Agreement.

ARTICLE 7

RIGHT OF FIRST REFUSAL

The Parties acknowledge the right of first refusal of HollyFrontier with respect to the Cheyenne Assets as provided in the Omnibus Agreement.

ARTICLE 8

INDEMNITY; LIMITATION OF DAMAGES

8.1 Indemnity; Limitation of Liability. The Parties acknowledge and agree that the provisions relating to indemnity and limitation of liability applicable to this Agreement are set forth in the Omnibus Agreement. Notwithstanding anything in this Agreement or the Omnibus Agreement to the contrary and solely for the purpose of determining which of HFRM or HEP Operating shall be liable in a particular circumstance, neither HFRM or HEP Operating shall be liable to the other Party for any loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred (collectively, “Damages”) by such Party except to the extent set forth in the Omnibus Agreement and to the extent that HFRM or HEP Operating causes such Damages or owns or operates the assets or other property in question responsible for causing such Damages.

8.2 Survival. The provisions of this ARTICLE 8 shall survive the termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

9.2 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of HFRM (in the case of any assignment by HEP Operating) or HEP Operating (in the case of any assignment by HFRM), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Operating may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Operating without HFRM’s consent, (ii) HFRM may make such an assignment (including a pro rata partial assignment) to an Affiliate of HFRM without HEP Operating’s consent, (iii) HFRM may make a collateral assignment of its rights and obligations hereunder and/or grant a security interest in its rights and obligations hereunder, and HEP Operating shall execute an acknowledgement of such collateral assignment in such form as may from time-to-time be reasonably requested, and (iv) HEP Operating may make a collateral assignment of its rights hereunder and/or grant a security interest in its rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without HFRM’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to HFRM a non-disturbance agreement in such form as is reasonably satisfactory to HFRM and such third party lender, debt holder or trustee, and HFRM executes an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.

9.3 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

9.4 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

9.5 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

9.6 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

9.7 Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.

ARTICLE 10

GUARANTEE BY HOLLYFRONTIER

10.1 Payment Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Operating the punctual and complete payment in full when due of all amounts due from HFRM under this Agreement (collectively, the “HFRM Payment Obligations”). HollyFrontier agrees that HEP Operating shall be entitled to enforce directly against HollyFrontier any of the HFRM Payment Obligations.

10.2 Guaranty Absolute. HollyFrontier hereby guarantees that the HFRM Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of this Agreement or any of the rights thereunder of HEP Operating;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(c) any acceptance by HEP Operating of partial payment or performance from HFRM;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HFRM or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or knowledge of, HollyFrontier, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFRM Payment Obligations or otherwise.

10.3 Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFRM Payment Obligations and any requirement for HEP Operating to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HFRM, any other entity or any collateral.

10.4 Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by HFRM, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HFRM for any payments made by HollyFrontier under this ARTICLE 10, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HFRM during any period of default or breach of this Agreement by HFRM until such time as there is no current or ongoing default or breach of this Agreement by HFRM.

10.5 Reinstatement. The obligations of HollyFrontier under this ARTICLE 10 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFRM Payment Obligations is rescinded or must otherwise be returned to HFRM or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HFRM or such other entity, or for any other reason, all as though such payment had not been made.

10.6 Continuing Guaranty. This ARTICLE 10 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HFRM Payment Obligations, (ii) be binding upon HollyFrontier, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Operating and its respective successors, transferees and assigns.

10.7 No Duty to Pursue Others. It shall not be necessary for HEP Operating (and HollyFrontier hereby waives any rights which HollyFrontier may have to require HEP Operating), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against HFRM or others liable on the HFRM Payment Obligations or any other person, (ii) enforce HEP Operating’s rights against any other guarantors of the HFRM Payment Obligations, (iii) join HFRM or any others liable on the HFRM Payment Obligations in any action seeking to enforce this ARTICLE 10, (iv) exhaust any remedies available to HEP Operating against any security which shall ever have been given to secure the HFRM Payment Obligations, or (v) resort to any other means of obtaining payment of the HFRM Payment Obligations.

ARTICLE 11

GUARANTEE BY THE PARTNERSHIP

11.1 Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HFRM the punctual and complete payment in full when due of all amounts due from HEP Operating under this Agreement (collectively, the “HEP Operating Payment Obligations”) and the punctual and complete performance of all other obligations of HEP Operating under this Agreement (collectively, the “HEP Operating Performance Obligations”, together with the HEP Operating Payment Obligations, the “HEP Operating Obligations”). The Partnership agrees that HFRM shall be entitled to enforce directly against the Partnership any of the HEP Operating Obligations.

11.2 Guaranty Absolute. The Partnership hereby guarantees that the HEP Operating Payment Obligations will be paid, and the HEP Performance Obligations will be performed, strictly in accordance with the terms of this Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of payment and performance, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of this Agreement or any of the rights thereunder of HFRM;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(c) any acceptance by HFRM of partial payment or performance from HEP Operating;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Operating or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Operating Obligations or otherwise.

11.3 Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Operating Payment Obligations and any requirement for HFRM to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Operating, any other entity or any collateral.

11.4 Subrogation Waiver. The Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Operating, the Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Operating for any payments made by the Partnership under this ARTICLE 11, and each of the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Operating during any period of default or breach of this Agreement by HEP Operating until such time as there is no current or ongoing default or breach of this Agreement by HEP Operating.

11.5 Reinstatement. The obligations of the Partnership under this ARTICLE 11 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Operating Payment Obligations is rescinded or must otherwise be returned to HEP Operating or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Operating or such other entity, or for any other reason, all as though such payment had not been made.

11.6 Continuing Guaranty. This ARTICLE 11 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment and/or performance in full of all of the HEP Operating Obligations, (ii) be binding upon the Partnership and each of its respective successors and assigns and (iii) inure to the benefit of and be enforceable by HFRM and their respective successors, transferees and assigns.

11.7 No Duty to Pursue Others. It shall not be necessary for HFRM (and the Partnership hereby waives any rights which the Partnership may have to require HFRM), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against HEP Operating or others liable on the HEP Operating Obligations or any other person, (ii) enforce HFRM’s rights against any other guarantors of the HEP Operating Obligations, (iii) join HEP Operating or any others liable on the HEP Operating Obligations in any action seeking to enforce this ARTICLE 11, (iv) exhaust any remedies available to HFRM against any security which shall ever have been given to secure the HEP Operating Obligations, or (v) resort to any other means of obtaining payment of the HEP Operating Obligations.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above to be effective as of the Effective Time.

HEP OPERATING:

Holly Energy Partners - Operating, L.P.

By:	/s/ Richard L. Voliva III
Name:	Richard L. Voliva III
Title:	President

HFRM:

HollyFrontier Refining & Marketing LLC

By:	/s/ Thomas G. Creery
Name:	Thomas G. Creery
Title:	President

[Signature Page 1 of 2 to the Services Agreement (Contango Assets)]

ACKNOWLEDGED AND AGREED

FOR PURPOSES OF Section 9.2

AND ARTICLE 10:

HOLLYFRONTIER CORPORATION

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED

FOR PURPOSES OF Section 9.2

AND ARTICLE 11:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P., its General Partner

	By:	Holly Logistic Services, L.L.C., its General Partner

	By:	/s/ John Harrison
	Name:	John Harrison
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page 2 of 2 to the Services Agreement (Contango Assets)]

Exhibit A

to

Services Agreement

Definitions

“Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Holly Entities (including HFRM), on the one hand, and the HEP Entities (including HEP Operating), on the other hand, shall not be considered affiliates of each other.

“Agreement” has the meaning set forth in the preamble to this Agreement, as the same may be amended from time to time.

“API” means the American Petroleum Institute.

“API 653” means the Above Ground Storage Tank Inspector Program issued by the API as API Standard 653, as amended and supplemented from time to time.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Barrel” means 42 Gallons.

“Business Day” means any day other than Saturday, Sunday or other day upon which commercial banks in Dallas, Texas are authorized by law to close.

“Cheyenne Assets” means the Cheyenne LACTS Units, the Crude Oil Receiving Pipeline, and the Cheyenne Tanks.

“Cheyenne LACTS Units” means the four (4) Crude Oil LACTS Units located at the Cheyenne Refinery and owned by an Affiliate of HEP Operating

Exhibit A-1

“Cheyenne Tanks” means the petroleum storage tanks listed below:

TANK ID NUMBER	NOMINAL CAPACITY, BBLS
TK-1-106	122,371
TK-1-107	81,245
TK-1-108	118,807
TK-2-100	41,964
TK-2-102	80,278
TK-2-104	55,259

“Cheyenne Refinery” means the refinery owned by an Affiliate of HFRM and located in Cheyenne, Wyoming.

“Commencement Date” means that date on which, in the reasonable opinion of HEP Operating, (a) the Crude Oil Receiving Pipeline is available for bidirectional service and (b) the Cheyenne Assets are capable of receiving and delivering Crude Oil, which date has been specified in a written notice from HEP Operating to HFRM at least 30 days prior to the Commencement Date.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.

“control” as the meaning set forth in the definition of Affiliate.

“Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids, Refined Products, naphtha, gas oil, LEF (lube extraction feedstocks) or any other refined products.

“Crude Oil Receiving Pipeline” means the Crude Oil Receiving Pipeline which was transferred to Cheyenne Logistics pursuant to that certain Conveyance, Assignment and Bill of Sale (Cheyenne), dated effective as of October 25, 2011, by and between Frontier Cheyenne and Cheyenne Logistics.

“Effective Time” means 12:01 a.m., Dallas, Texas time, on January 1, 2021.

“Force Majeure” has the meaning set forth in the Omnibus Agreement.

“Force Majeure Notice” has the meaning set forth in the Omnibus Agreement.

“Gallon” means a United States gallon of two hundred thirty-one (231) cubic inches of liquid at sixty degrees (60°) Fahrenheit, and at the equivalent vapor pressure of the liquid.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“HEP Entities” means the Persons controlled by HEP Logistics Holdings, L.P.

“Holly Entities” means the Persons controlled by HollyFrontier, but excluding the HEP Entities.

“HollyFrontier” means HollyFrontier Corporation, a Delaware corporation.

Exhibit A-2

“Omnibus Agreement” means the Twenty-First Amended and Restated Omnibus Agreement dated January 1, 2021, as the same may be amended from time to time.

“Owner” has the meaning set forth in the definition of Subsidiary.

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interest having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Refined Products” means gasoline, kerosene, ethanol, diesel fuel, jet fuel, heating oil, distillates, transmix, liquefied petroleum gas and blend stocks.

In addition, the following terms have the meanings given to them in the Sections indicated in the following table:

Term	Section
Base Service Fee	Section 2.4(a)
Damages	Section 8.1
HEP Operating	Preamble
HEP Operating Obligations	Section 11.1
HEP Operating Payment Obligations	Section 11.1
HEP Operating Performance Obligations	Section 11.1
HFRM	Preamble
HFRM Payment Obligations	Section 10.1
Initial Term	ARTICLE 5
Modifications	Section 2.2
Party or Parties	Preamble
Service Fees	Section 2.4(a)
Successor Term	ARTICLE 5
Term	ARTICLE 5

Exhibit A-3

Exhibit B

to

Services Agreement

Interpretation

As used in this Agreement, unless a clear contrary intention appears:

(a) any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) any reference to Articles, Sections and Exhibits are, unless otherwise stated, references to Articles, Sections and Exhibits of or to this Agreement and references in any Section or definition to any clause means such clause of such Section or definition. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(e) the Exhibits hereto form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits;

(f) references to a Person shall include any permitted assignee or successor to such Party in accordance with this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity;

(g) if any period is referred to in this Agreement by way of reference to a number of days, the days shall be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day in which case the last day shall be the next succeeding Business Day;

(h) the use of “or” is not intended to be exclusive unless explicitly indicated otherwise;

(i) references to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

(j) the words “includes,” “including,” or any derivation thereof shall mean “including without limitation” or “including, but not limited to.”

Exhibit B

Exhibit C

to

Services Agreement

Additional Services and Agreements

1.

Tank Use. HEP Operating and HFRM will work together to assign minimum and maximum capacities of each tank within sixty (60) days following the commencement of the Initial Term. These minimum and maximum capacities will be set to allow the most working capacity available to HFRM within reasonable industry practices. HFRM may deliver or have delivered Crude Oil into the Cheyenne Tanks from the Crude Oil Receiving Pipeline or by truck or by rail. HFRM agrees not to deliver to the Cheyenne Refinery any Crude Oil which is not marketable Crude Oil, or which would in any way be injurious to the Cheyenne Assets, or that may not lawfully be handled in the Cheyenne Assets. HFRM shall be responsible for and pay all damages resulting from its own actions and the actions of its designee or consignee with respect to the Crude Oil so long as the Crude Oil delivered to the Cheyenne Refinery by HFRM is marketable. HFRM shall not be responsible for damages arising from the negligence or willful misconduct of HEP, its agents, employees or contractors or from ordinary wear and tear.

2.

Maintenance, Changes, or Installations. HEP Operating shall make the Cheyenne Tanks available for HFRM’s exclusive use except for times at which a tank must be taken out of service for routine maintenance, in which event HEP Operating will use commercially reasonable efforts to minimize the duration of the outage. HEP Operating may take more than one tank out of service due to unplanned maintenance, environmental, or operational occurrences and may schedule more than one tank out of service if the duration is minimal (i.e. less than 1 week for seal inspection or mixer repair on top of an API 653 of another tank), but HEP Operating will not schedule more than one tank out of service for extended overlapping periods (e.g., two API 653s at the same time overlapping 1+ weeks). HEP Operating will provide HFRM written notice at least forty-five (45) days prior to any scheduled maintenance, changes or installations affecting the Cheyenne Tanks.

3.

Right to Refuse. HEP Operating reserves the right to refuse receipt of any Crude Oil into the Cheyenne Tanks, alternatively route such Crude Oil to another location, or take other appropriate action in regards to such Crude Oil if Crude Oil is not marketable. HFRM, if requested in writing, will provide HEP Operating with notice setting forth the quantity, quality, and specifications of Crude Oil to be delivered a minimum of two (2) Business Days’ prior to any delivery to the Cheyenne Assets. Any reasonable costs incurred by HEP Operating in connection with addressing or handling HFRM’s Crude Oil that is not marketable shall be borne by HFRM.

4.

Testing. At HFRM’s request and upon HEP Operating’s approval, such approval not to be unreasonably withheld, delayed or conditioned, HEP Operating shall provide sampling and testing services for HFRM’s Crude Oil at the Cheyenne Assets. All fees for Crude Oil testing shall be billed to HFRM at HEP Operating’s actual cost.

Exhibit C-1